August 12, 2007

Securities and Exchange Commission

450 Fifth St., N.W.

Washington, DC 20549

RE: FACT Corporation

Ladies and Gentlemen:

We have read the statements made by FACT Corporation in Item 4.01 of the accompanying Form 8-K filed with the Securities and Exchange Commission.  We agree with the statements contained herein concerning our firm.

Very Truly Yours,

/s/ Miller and McCollom

Miller and McCollom, CPAs